Exhibit 10.2

DISTRIBUTORSHIP AGREEMENT

CardioVascular BioTherapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware, United States of America, with its principal place of business at 1700 West Horizon Ridge Parkway, Suite 100, Henderson, NV 89102 , U.S.A. (“Cardio”) and Phage Biotechnology Corporation, a corporation organized and existing under the laws of the State of California, United States of America, with the principal place of business at 1700 West Horizon Ridge Parkway, Suite 100, Henderson, NV 89102 , U.S.A. (“Phage”) (sometimes collectively referred to as “Manufacturer”), and agrees with Cardio Phage International Inc., organized and existing under the laws of the Commonwealth of the Bahamas with its principal place of business at P.O. Box CB-12751 Nassau, New Providence, Bahamas (hereinafter called “Distributor”), as follows:

1. Appointment. For the terms and subject to the provisions of this Agreement, Manufacturer appoints Distributor as its exclusive distributor for the distribution in the Territory of certain Products (as hereinafter defined) manufactured and sold by Cardio and Phage and Distributor hereby accepts such appointment.

2. Territory. The “Territory” in which the Distributor shall sell the Products is the world except the following territories: (i) the United States and Canada; (ii) Europe, defined as the Ural Mountains west including Iceland, excluding Turkey and Cyprus; (iii) Japan ; (iv) the Republic of Korea; and (v) with respect only to Cardio Products, The Republic of China and Taiwan. No authorization is granted hereby for the sale of the Products by Distributor either outside the Territory or for ultimate use outside the Territory.

3. Products. The Products as used herein are fully described in Schedule A appended hereto and made a part hereof. Manufacturer shall have the right to withdraw any of the Products from Schedule A in the event that it discontinues or ceases to manufacture or distribute any of the Products, or if it believes that the manufacture, sale or use of any of the Products sold hereunder may infringe any U.S.A. or foreign patents. Manufacturer reserves the right at any time to discontinue any of the Products, to make changes in designs and to add improvements to any Products without incurring any obligation to furnish the same on Products previously manufactured. Manufacturer reserves the right at any time to exclude from this Agreement Products which cannot be, or have not been, adequately promoted by Distributor.

4. Acceptance of Orders. Manufacturer may accept orders from Distributor or not, at its sole discretion and option. No order shall be considered binding on Manufacturer until accepted and acknowledged in writing by Manufacturer on its standard acknowledgment of order form. All sales hereunder shall be governed by Manufacturer’s terms and conditions of sale, a copy of which is appended hereto as Schedule B, notwithstanding any additional or different terms in any purchase or order form of Distributor. In the event of any conflict between this Agreement and the terms and conditions in Schedule B, this Agreement shall govern.

5. Prices. Manufacturer will from time to time furnish Distributor with its schedule of suggested retail prices. Manufacturer reserves the right to change the suggested retail price of any of the Products on at least thirty days’ written notice to Distributor. Distributor shall not charge less than the suggested retail price for Products without the prior written approval from Manufacturer.

6. Payment.

(a) Distributor shall pay directly to Phage an amount equal to ten percent of the gross sales price received by Distributor for any Cardio Products. If any Cardio Product is manufactured by a third party company (“Secondary Cardio Products”), Distributor shall pay Phage an amount equal to six percent of the gross sales price received by Distributor for such Secondary Cardio Products and pay to the third party manufacturer an amount equal to the fee paid by Cardio to the third party manufacturer.

(b) In addition, Distributor shall pay directly to Cardio 50% of CPI’s Contribution Margin for sale of Cardio Products. For purposes hereof Contribution Margin shall be defined as gross revenue received from sale of Cardio Products minus direct costs minus indirect cost (excluding selling, general and administrative costs).

(c) Distributor shall pay directly to Phage an amount equal to ten percent of the gross sales price received by Distributor for any Phage Products. If any Phage Product is manufactured by a third party company (“Secondary Phage Products”), Distributor shall pay Phage an amount equal to six percent of the gross sales price received by Distributor for such Secondary Phage Products and pay to the third party manufacturer an amount equal to the fee paid by Phage to the third party manufacturer.

(d) In addition, Distributor shall pay directly to Phage 50% of CPI’s Contribution Margin for sale of Phage Products. For purposes hereof Contribution Margin shall be defined as gross revenue received from sale of Phage Products minus direct costs minus indirect cost (excluding selling, general and administrative costs).

(e) Payment terms shall be net thirty (30) days, unless otherwise mutually agreed to by the parties. If Distributor fails to make payment for any shipment hereunder in accordance with the terms of this Agreement, or fails to comply with any provision hereof, Manufacturer may, at its option (and in addition to other remedies), cancel any unshipped portion of any order, Distributor to remain liable for all unpaid purchases.

7. Shipment. Manufacturer reserves the right in all cases to ship by the route and in the manner deemed by it to be the most practical under the circumstances. All shipments will be F.O.B. shipping point. Distributor shall pay all freight, customs, duties, charges and any other fees, duties or charges incurred in connection therewith. Distributor shall reimburse Manufacturer for any such fees or charges it pays. Any claim by Distributor against Manufacturer for shortage or damage occurring prior to delivery must be made within seven (7) days after receipt of shipment and accompanied by original transportation bill signed by carrier noting that carrier received material from Manufacturer in the condition claimed.

8. Warranties. All Products sold by Manufacturer hereunder are warranted to be free from defects in material and workmanship, WHICH WARRANTY IS IN LIEU OF AND EXCLUDES ALL OTHER WARRANTIES NOT EXPRESSLY SET FORTH HEREIN, WHETHER EXPRESSED OR IMPLIED BY OPERATION OF LAW OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Manufacturer shall not be liable for incidental or consequential loss, damage, or expense, directly or indirectly arising from the sale, handling or use of the Products, or from any other causes relating thereto. Manufacturer’s liability hereunder in any case being expressly limited to the replacement (in the form originally shipped) of Products not complying with this Agreement, or at Manufacturer’s election, to the repayment of any amount equal to the purchase price of such Products, whether such claims are for breach of warranty or negligence.

9. Force Majeure. Manufacturer shall not be liable for delay or default in delivery for any cause beyond Manufacturer’s reasonable control, including, but not limited to, government action, shortage of labor, raw material, production or transportation facilities, labor difficulty involving Manufacturer or others, terrorism, war, fire, flood or other casualty. In the event of any delay in Manufacturer’s performance due in whole or in part to any cause beyond Manufacturer’s reasonable control, Manufacturer shall have such additional time for performance as may be reasonably necessary under the circumstances. Acceptance by Distributor of any Products shall constitute a waiver by Distributor of any claim for damages on account of any delay in delivery of such Products.

10. Cancellation and Change Orders. All cancellations and change orders must be in writing and received by Manufacturer at least ten days prior to scheduled shipping date. No cancellation or change order is effective without Manufacturer’s consent. Every time a change, addition, subtraction or other variation is requested on an order, and is consented to, such order shall be subject to re-scheduling. Any cancellation or change order consented to, which results in added costs to Manufacturer, will be charged to Distributor as incurred and Distributor agrees to promptly pay billings for such added costs.

11. Distributor’s Obligations. Distributor will exert its best efforts and use all due diligence in promoting the sale and distribution of the Products in the Territory, and to this end will establish adequate distribution throughout the Territory. Distributor will keep Manufacturer advised monthly of its activities in connection with any sales or solicitation of sales. Distributor will actively pursue all inquiries and sales leads referred to it by Manufacturer. Distributor will keep Manufacturer advised of consumer demand for and reaction to the Products, of the activities of Manufacturer’s competitors and their distributors, and of other matters relating to the marketing of the Products in the Territory, and the proper application and use of the Products. Distributor will not distribute, sell or in any other way deal in products competitive with the Products. Distributor agrees to obtain all required government approvals and to attend to any required filings with the authorities concerning the Products and this Agreement, at its sole cost and expense. Manufacturer agrees to cooperate with Distributor in its efforts to secure any necessary government approvals in the Territory.

12. Corporate Governance. During the Term, Cardio and Phage will each have the right to appoint 45% of the members of Distributor’s board of directors. If Distributor breaches the rights of Cardio and/or Phage under this paragraph, Manufacturer shall have the right, but not the obligation, to terminate this Agreement immediately.

13. Literature and Sales Data. Manufacturer will supply to Distributor the basic materials used to generate such literature and other sales data which it may from time to time issue, if any. It shall be the Distributor’s sole responsibility to adapt any such literature and other sales data for the local market and into the local language and to meet to the requirements established by local legislation in effect form time to time. Distributor hereby agrees not to distribute any literature or sales data prepared by or for the Distributor without the prior written consent of Manufacturer. Distributor shall indemnify Manufacturer and hold it harmless from any claims, demands, liabilities, suits, damages, losses or expenses of any kind arising out of Distributor’s failure to fully comply with the provisions of this Section 13. This provision shall survive the termination of this Agreement and shall be liberally construed in favor of Manufacturer. All undistributed literature and sales data shall, on termination or expiration of this Agreement, be returned by Distributor to Manufacturer.

14. Protection of Information. During the term of this Agreement, Manufacturer may divulge to Distributor technical and commercial information regarding the distribution, use and sale of the Products. Distributor shall not, at any time, in any way or manner whatsoever, make known, divulge or communicate such information or any part thereof to any person, firm or company, including affiliated companies and companies in which any shareholder or quotaholder of Distributor has an interest, and Distributor shall take the necessary and proper precautions to prevent any information concerning the same from being acquired by any unauthorized person, firm or company.

15. Trademarks and Patents.

(a) Distributor is granted no rights in the name and/or trademarks of Manufacturer, including without limitation the registered and unregistered trademarks of Phage, Cardio, the Products, Secondary Phage Products, Secondary Cardio Products, any associated or affiliated companies marks’ and any newly developed Manufacturer Products (the “Marks”). Whatever use Distributor makes of the Marks is and shall be for the exclusive benefit of Manufacturer. Upon termination of this Agreement, Distributor will immediately cease the use of the Marks, or any other name and/or trademark which, in the opinion of Manufacturer, would infringe upon or detract from the Marks, or which in the opinion of Manufacturer bears such near resemblance to any of the Marks that might deceive purchasers or prospective purchasers. The words “Cardio” and/or “Phage” as used in this paragraph include corporate or private names, trademarks, trade names, symbols, grade marks, designations, indicia, slogans, and/or other means of identifying Products, Phage or Cardio itself. Distributor agrees not to use the Marks or any combination thereof either alone or with any other word or words as part of its corporate name or as a trade name for the purpose of advertising its trade or business without the prior written consent of Manufacturer and agrees upon the termination of this Agreement or upon request of Manufacturer to discontinue completely any such use of the Marks.

(b) Manufacturer does not assume any responsibility or liability with respect to any of the Products covered hereby for infringement or other claims arising out of trademarks, patents or other legal rights or obligations of others, or for infringement of any trademarks, patents or other legal rights owned by third persons. Distributor accepts such responsibility as solely its own and assumes the responsibility of protecting Manufacturer, from and against any and all such claims and defending all such claims or actions for infringement or otherwise.

For the purposes of this paragraph 15 the term “Distributor” shall include the officers, directors, agents and employees of Distributor or any of its subsidiaries, divisions, or affiliates.

Distributor agrees to assist Manufacturer to the extent necessary in the procurement of any protection or to protect any of Manufacturer’s rights to the Marks, and Manufacturer, if it so desires, may commence or prosecute any claims or suits in its own name or in the name of Distributor or join Distributor as a party thereto. Distributor shall notify Manufacturer in writing immediately of any infringements or imitations, or threats thereof, by others of the Marks which come to Distributor’s attention, and Manufacturer shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations or threats thereof. Distributor shall not institute any suit or take any action on account of any such infringements or imitations or threats thereof without the express written consent of Manufacturer.

16. Duration. This Agreement is entered into for a period of 99 years from its date of execution as set forth at the end hereof, and shall terminate without notice on such date. It shall not be automatically renewed except as required by law. An extension of the relationship shall require a new agreement signed by the parties hereto.

(a) Either party may immediately terminate this Agreement prior to its expiration date by giving written notice to the other, if any one of the following events occurs:

(i) if the other party enters into voluntary or involuntary bankruptcy, or ceases to make payments to its creditors or for any reason ceases to do business; or

(ii) if the other party liquidates its business or makes or causes to be made an assignment of its assets or business, whether in whole or in part, for the benefit of its creditors; or

(iii) if a receiver or trustee is appointed to take over or administer or conduct all or a substantial part of the business or property of the other party.

(b) In the event either party fails to comply with the terms of this Agreement, written notice may be given to the defaulting party by the non-defaulting party. This Agreement shall terminate 60 days after such notice is given unless the defaulting party rectifies its failure to comply with this Agreement within 30 days after said notice is given.

(c) Manufacturer may terminate this Agreement prior to its expiration date in accordance with Section 16(c) hereof, if Distributor is unable to obtain or renew any permit, license or other governmental approval necessary to carry on the business contemplated hereunder.

17. Repurchases. Upon termination of this Agreement, Manufacturer shall have the option of buying back from Distributor any new unsold Products purchased from Manufacturer, at the prices charged Distributor, it being understood that “new” Products means Products which have not been used or damaged, and which have been properly stored and have not been in stock more than three months. In such event, Distributor shall obtain the necessary governmental approvals.

18. Authority. The relationship established by this Agreement between Distributor and Manufacturer is that of buyer and seller, and not of principal and agent and Distributor is an independent contractor. Neither Distributor nor any of its subdistributors, dealers, agents or employees, shall be deemed to be the representatives (legal or otherwise), employees or agents of Manufacturer for any purpose whatsoever, and they or any of them shall have no rights or authority to assume or create any obligation of any kind, expressed or implied, on behalf of Manufacturer, or to accept service of any legal process of any kind addressed to or intended for Manufacturer, or to bind Manufacturer in any respect whatsoever. Distributor agrees to hold Manufacturer harmless from and against any and all claims, suits, expenses, losses and liabilities arising out of and from the acts or omissions of Distributor or its subdistributors, dealers, agents or employees.

19. Taxes/Duties. All customs duties, tariffs, taxes, fees, charges and assessments levied within the Territory and/or any territorial subdivision thereof, imposed in connection with this Agreement, or by reason of any rights or obligations conferred hereunder, shall be borne by the Distributor.

20. Applicable Law. This Agreement shall be deemed to have been executed and entered into in the State of Nevada, U.S.A., and the same shall be construed, performed, and enforced in accordance with the internal laws of the State of Nevada.

21. Arbitration. Any claim or controversy which arises out of the performance of either party’s duties under this Agreement or the breach of any of the terms or conditions set forth herein or in any way relating to or arising out of this Agreement shall be resolved exclusively by arbitration initiated in accordance with the procedures hereinafter set forth in this Section. All arbitration pursuant to this Section shall be in accordance with the rules then obtaining of the American Arbitration Association by a single arbitrator, if the parties shall agree upon one, or by three arbitrators consisting of one arbitrator appointed by each party and a third arbitrator (who shall be an attorney licensed to practice law in the State of Nevada) designated by the other arbitrators. In case of any failure of a party to make an appointment of an arbitrator, or for the two arbitrators to agree upon a third arbitrator, in either such case within twelve weeks of commencing arbitration, such appointment shall be made by the American Arbitration Association.

Unless otherwise agreed by the parties hereto, all arbitration proceedings shall be held in Clark County, Nevada, U.S.A. The arbitration shall be conducted in the English language. The decision of the arbitration shall be binding and conclusive on each party and each party agrees to comply with any award made in any such proceeding and to entry of a judgment in any jurisdiction upon any award rendered within sixty (60) days of final submissions of the parties in writing or in a hearing before the arbitrator(s) and shall include their individual notes. Any such arbitration award shall be conclusive and binding upon the parties hereto and shall not be appealable. Attorneys’ fees, costs and other out-of-pocket expenses may be awarded to the party which prevails in any such arbitration. Each party shall pay its own expenses pending the awarding thereof to the party which prevails in any such arbitration.

22. No Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but may not be assigned by either party without the prior written consent of the other party hereto.

23. No Waiver. The waiver of any breach of the terms of this Agreement shall not constitute the waiver of any other or further breach hereunder, whether or not of a like kind or nature.

24. Separability. Should there be a final determination by a competent authority to the effect that one or several of the provisions, or any part thereof, of this Agreement are invalid, the remainder of the Agreement shall continue in full force and effect. In this event the parties shall agree on new provisions, the economic effect of which will approximate as closely as possible that of the invalid provisions.

25. Notices. Any notice required or permitted hereunder shall be in writing and may be given by personal delivery, or by certified or registered mail, return receipt requested or by confirmed receipt facsimile transmission, addressed to the party at the address set forth above, or to such other address as may be designated by notice by either party to the other. All notices shall be deemed given on the date of delivery, mailing or transmittal.

26. Copies. This agreement shall be executed in duplicate originals, but shall not be binding on Manufacturer until a copy signed by Distributor is executed by Manufacturer.

27. Entire Agreement. This Agreement represents the entire and integrated Agreement between the parties hereto and supersedes all prior negotiations, representations, or Agreements, either written or oral. This Agreement may be amended or modified only by a written instruction signed by Distributor and a duly authorized representative of Manufacturer.

IN WITNESS WHEREOF, the parties hereto have caused this Distributorship Agreement to be executed as of this 16th day of August 2004.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

By	/s/ DANIEL C. MONTANO
Name	Daniel C. Montano
Title

CARDIOVASCULAR BIOTHERAPEUTICS, INC.

By	/s/ MICKAEL A. FLAA
Name	Mickael A. Flaa
Title	CFO

PHAGE BIOTECHNOLOGY CORPORATION

By	/s/ DANIEL C. MONTANO
Name	Daniel C. Montano
Title

CARDIO PHAGE INTERNATIONAL, INC.

By	/s/ GRANT GORDON
Name	Grant Gordon
Title

SCHEDULE A

PRODUCTS

1 – Cardio Products

“Cardio Vascu-Grow”

2 – Phage Products

SCHEDULE B

TERMS AND CONDITIONS OF SALE

SCHEDULE C

MINIMUM SALES QUOTAS